Exhibit 10.59

TRANSFER AND ASSIGNMENT AGREEMENT

THIS TRANSFER AND ASSIGNMENT AGREEMENT dated as of May 3, 2022 (this “Agreement”) is by and between Cibus Europe B.V., a Netherlands private limited liability company (Besloten Vennootschap) (“Transferor”) and Cibus Global, LLC, a Delaware limited liability company (“Transferee”). Transferor and Transferee are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Transferor is a Subsidiary of Transferee; and

WHEREAS, Transferee and Transferor wish to enter into this Agreement to effect the transfer, conveyance and assignment by Transferor to Transferee of the Transferred Receivables (as defined below), on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. DEFINITIONS AND RELATED MATTERS.

Section 1.1. Defined Terms. For purposes of this Agreement, capitalized terms not otherwise defined herein will have the meanings specified below:

“Affiliate” means, with respect to an entity, any business entity controlling, controlled by, or under common control with such entity, but only so long as such control exists. For the purposes of this definition, “controlling”, “controlled”, and “control” mean the possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of an entity, including through ownership of 50% or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of 50% or more of the corresponding interest for the election of the entity’s managing authority).

“Applicable Law” means, with respect to any Person, all provisions of (a) all constitutions, statutes, laws, rules, regulations, ordinances and orders of Governmental Authorities, (b) any authority, consent, approval, license, permit (or the like) or exemption (or the like) of any Governmental Authority, and (c) any orders, decisions, judgments, writs and decrees issued or entered by any Governmental Authority; in each case applicable to such Person or any of its properties or assets.

“Change of Control” means, with respect to Transferor:

(a) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the

Exchange Act), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power in the election of directors of the then outstanding securities of Transferor;

(b) consummation of any sale, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or earning power of Transferor; or

(c) consummation of any merger, consolidation, or statutory share exchange to which Transferor is a party, as a result of which the Persons who were shareholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than fifty percent (50%) of the combined voting power in the election of directors of the surviving entity.

“Change in Law” means any change in, or repeal, withdrawal, adoption or issuance of, any statute, law, rule, regulation, ordinance, order, decision, decree, judgment, ruling, policy, notice, interpretation, position or published guidance of any Governmental Authority that Transferor or its advisors reasonably believe could affect the actual or potential applicability of, or Transferor’s actual or potential liability for, any withholding Tax with respect to payments to Transferee hereunder.

“Charitable Organization” means an entity that is or intends to become an organization described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code and to which contributions are or will become eligible for deduction under Section 170(b)(1)(A) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Encumbrances” means any lien, charge, security interest, mortgage, option, pledge, assignment or any other encumbrance of any Person of any kind whatsoever.

“Fiscal Year” means any fiscal year of Transferor; provided, however, that for purposes of this Agreement, “Fiscal Year” shall also include the portion of the fiscal year of Transferor commencing as of the Closing Date.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means, as applicable, (i) the government of the Netherlands, any other nation or any political subdivision thereof, and any agency, authority (including supranational authority), instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and (ii) the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Net Royalty-Based Revenue” means, with respect to any Fiscal Year during the Term, the sum of: (a) any and all royalty payments or similar contingent payments paid or remitted to, or otherwise actually received by, Transferor or any of its Subsidiaries after the Closing Date (including any late payments thereof) during such Fiscal Year including, for the avoidance of doubt, any and all amounts actually received during such Fiscal Year with respect to any underpayment of royalties or other payments payable prior to such Fiscal Year (excluding the out-of-pocket costs of Transferor or its Subsidiaries, if any, in connection with the recovery thereof), provided, however, that, with respect to any such royalty or other payment, only the portion thereof that Transferor or any of its Subsidiaries is entitled to receive for its own account (and not for the account or otherwise on behalf of any third party) shall be included within Net Royalty-Based Revenue; less (b) any and all withholding taxes and other taxes, duties and similar amounts owing with respect to any of the payments described in clause (a) above, other than what are commonly referred to as income taxes; less (c) any and all amounts required to be paid or remitted during such Fiscal Year under that certain Warrant Transfer and Exchange Agreement, dated as of December 31, 2014, (for the avoidance of doubt, without duplication of any such amounts (or portions thereof) deducted in the calculation of Net Royalty-Based Revenue with respect to such Fiscal Year in accordance with that certain Transfer and Assignment Agreement, dated as of the date hereof, by and between Cibus US LLC and Transferee).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Retained Assets” means all assets and properties of Transferor, except for the Transferred Receivables.

“Royalty” means, with respect to any Fiscal Year during the Term, the sum of (a) one percent (1.0%) of the Net Royalty-Based Revenue for such Fiscal Year between $100,000,000 and $1,000,000,000 (if any) and (b) two percent (2.0%) of the Net Royalty-Based Revenue for such Fiscal Year in excess of $1,000,000,000 (if any). By way of example only, if the Net Royalty-Based Revenue for a Fiscal Year equals $1,200,000,000, the Royalty with respect to such Fiscal Year equals the sum of $10,000,000 (1.0% of the Net Royalty-Based Revenue between $100,000,000 and $1,000,000,000) plus $4,000,000 (2.0% of the Net Royalty-Based Revenue in excess of $1,000,000,000), or $14,000,000. By way of further example only, if the Net Royalty-Based Revenue for a Fiscal Year equals $800,000,000, the Royalty with respect to such Fiscal Year equals $8,000,000 (1.0% of the Net Royalty-Based Revenue between $100,000,000 and $1,000,000,000). For the avoidance of doubt, if the Net Royalty-Based Revenue for any Fiscal Year is less than $100,000,000, the Royalty with respect to such Fiscal Year is zero.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or functional equivalent) of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Transferor.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called (including interest and penalties thereon and any additions thereto) by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Payment Direction and any other agreement, document, certificate, deed, endorsement or instrument delivered in connection with the transactions contemplated hereby.

“Transferee Account” means the account of the Transferee (or its successors, assigns or designees, as applicable) set forth in the Payment Direction most recently delivered by Transferee to Transferor pursuant to Section 3.1(a).

“Transferred Receivables” means the Royalty and each payment thereof and the right to receive the same pursuant to the terms hereof, irrespective of any amounts which may be payable by Transferor or any of its Subsidiaries to any Affiliates or third parties.

“UCC” means the Uniform Commercial Code from time to time in effect in the State of New York.

Section 1.2. Other Interpretive Matters. In this Agreement, unless otherwise specified: (a) references to specific sections, clause, sub-clauses, articles, annexes, schedules and exhibits are to this Agreement; (b) “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “including”, “include” and “includes” shall be deemed followed by the words “without limitation”, and other forms of the verb “to include” have correlative meanings; (d) the word “or” is not exclusive; (e) references to any Person (including any Party) include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (f) references to any Applicable Law include amendments, supplements and successors thereto; (g) references to any agreement include amendments, supplements and waivers thereto; (h) words importing gender include the other gender; (i) the singular includes the plural and the plural includes the singular; (j) each authorization herein shall be deemed irrevocable and coupled with an interest; (k) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP; and (l) captions and headings are solely for convenience of reference and shall not affect the meaning of this Agreement.

SECTION 2. AGREEMENT TO TRANSFER AND ASSIGN.

Section 2.1. Transfer and Assignment.

(a) On the terms and subject to the conditions set forth in this Agreement, Transferor hereby irrevocably and unconditionally conveys, transfers and assigns to Transferee, and Transferee hereby acquires and accepts from Transferor, on the date hereof (the “Closing Date”), all of Transferor’s right, title and interest in and to the Transferred Receivables.

(b) Transferor acknowledges that Transferee is relying on the Transferred Receivables in order to contribute the same to a Charitable Organization.

(c) The conveyance, transfer, assignment and delivery of the Transferred Receivables by Transferor to Transferee will be effected by Transferee and Transferor executing and delivering the Bill of Sale attached hereto as Exhibit A (the “Bill of Sale”).

Section 2.2. Closing. On the Closing Date, Transferor and Transferee will execute, and deliver to the other Party, the Bill of Sale.

Section 2.3. True Sale; No Assumption of Obligations; No Recourse.

(a) Transferor and Transferee intend and agree that the conveyance, assignment and transfer of the Transferred Receivables shall constitute, and is, a true sale by Transferor to Transferee of the Transferred Receivables that is absolute and irrevocable and that provides Transferee with the full benefits and detriments of ownership of the Transferred Receivables (such that the Transferred Receivables would not be property of Transferor’s estate in the event of Transferor’s bankruptcy, insolvency or similar proceeding), and neither Transferee nor Transferor intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, a financing transaction, borrowing or a loan from Transferee to Transferor. Each of Transferor and Transferee further agrees that it will treat the sale of the Transferred Receivables as a sale of an “account” (as such term is defined in the UCC) in accordance with the UCC. Transferor disclaims any ownership interest in the Transferred Receivables upon execution of this Agreement and each of Transferor and Transferee waives any right to contest or otherwise assert that this Agreement is other than a true, absolute and irrevocable sale, conveyance, assignment and transfer by Transferor to Transferee of the Transferred Receivables under Applicable Law, which waiver will be enforceable against the applicable Party in any bankruptcy, insolvency or similar proceeding relating to such Party. In view of the intention of Transferee and Transferor that the sale of the Transferred Receivables will constitute a true sale thereof rather than a loan secured thereby or any other type of financial transaction, Transferor hereby acknowledges and agrees that it will reflect in its books, records and financial statements, as applicable, that the Transferred Receivables have been sold by Transferor to Transferee and Transferee acknowledges and agrees that it will reflect in its books, records and financial statements, as applicable, that the Transferred Receivables have been purchased by Transferee from Transferor.

(b) Notwithstanding any provision in this Agreement or any other Transaction Document to the contrary, Transferee is acquiring only the Transferred Receivables and is not acquiring any Retained Assets. Transferee is not assuming any liability or obligation of Transferor of whatever nature, whether presently in existence or arising or asserted hereafter, whether arising under contract or otherwise. All such liabilities and obligations shall be retained by and remain obligations of Transferor.

(c) Except as specifically provided in this Agreement, the conveyance, assignment and transfer of the Transferred Receivables to Transferee hereunder shall be without recourse to Transferor.

SECTION 3. PAYMENTS AND RECORDS; SETOFFS.

Section 3.1. Payments of Transferred Receivables.

(a) From time to time following the Closing Date when applicable, Transferee shall direct Transferor in writing to remit to the Transferee Account, from and after the Closing Date, any and all Transferred Receivables when due and payable hereunder, which such direction shall include (i) the details of the Transferee Account to which, following the Closing Date, Royalties payable by Transferor to Transferee under this Agreement shall be paid and remitted, and (ii) the details of the address to which, following the Closing Date, the Royalty Reports and any other reports, statements, notices and correspondence owing from Transferor to Transferee under this Agreement shall be delivered (the “Payment Direction”). Transferee may update the Payment Direction in writing, delivered to Transferor, at any time and from time to time during the Term, including to include the account and notice details of an assignee permitted under Section 7.2.

(b) Each Fiscal Year during the Term, Transferor shall calculate (i) the Net Royalty-Based Revenue for such Fiscal Year and (ii) the Royalty payable to Transferee for such Fiscal Year pursuant to Section 3.1(c) below, if any.

(c) The Royalty will be payable by Transferor annually each Fiscal Year during the Term in which Net Royalty-Based Revenue is at least $100,000,000, and Transferor will remit the applicable Royalty amount (if any), to the Transferee Account within one hundred twenty (120) days after the end of each such Fiscal Year; provided, however, that with respect to any Fiscal Year during which no Change of Control solely with respect to Cibus Europe B.V. (and not its successors or assigns, if any) has occurred, the Royalty payable to Transferee for such Fiscal Year under this Agreement shall be reduced (including to zero) if and only to the extent necessary, as reasonably determined by Transferor in good faith, to (i) comply with any covenant or obligation in any loan agreement, credit agreement, note instrument or similar written agreement or instrument evidencing third-party indebtedness for advanced or borrowed money of, or credit extended to, Transferor or any of its Subsidiaries or as otherwise necessary to permit a financing to occur, (ii) preclude Transferor’s or any Subsidiary’s undercapitalization, (iii) satisfy working capital requirements or provide for reserves or other strategic needs; (iv) ensure the timely payment generally of Transferor’s or any Subsidiary’s liabilities and debts to third parties as they become due or (v) comply with Applicable Law. For the avoidance of doubt, the foregoing proviso shall cease to apply, and shall be of no further force and effect, automatically upon the consummation of any Change of Control with respect to Cibus Europe B.V.

(d) All payments under this Section 3.1 will be made, in each case, in U.S. dollars by wire transfer of immediately available funds, free and clear of all Encumbrances and without offset or reduction by Transferor of any kind, to Transferee by remittance to the Transferee Account.

(e) Transferor will, and will cause its Subsidiaries to, hold in trust for the benefit of Transferee any portion of Net Royalty-Based Revenue received by Transferor or any of its Subsidiaries constituting Royalty or any other Transferred Receivables, until such funds are paid to Transferee by remittance to the Transferee Account within the time period provided therefor hereunder.

Section 3.2. Deliverables Due to Transferee.

(a) Each Fiscal Year during the Term, concurrent with the remittance of Transferred Receivables for such Fiscal Year, if any, Transferor will deliver a written report to Transferee showing (i) the Net Royalty-Based Revenue for such Fiscal Year, setting forth in reasonably specific detail how calculated, (ii) the calculation of the Royalty amount payable to Transferee pursuant to Section 3.1(c) for such Fiscal Year and (iii) the amount of any applicable Setoff Amount deducted therefrom, if any, certified by an executive officer of Transferor as true and complete in all material respects (each such report, a “Royalty Report”).

(b) Within 120 days after the end of each Fiscal Year during the Term, beginning with the Fiscal Year commencing as of the Closing Date, Transferor will provide Transferee with copies of the audited balance sheets of Transferor and its Subsidiaries for such Fiscal Year, the related audited consolidated statements of income and cash flows for such Fiscal Year, the notes to such financial statements, the report on such audited information by Transferor’s independent certified public accounting firm and all letters from such accounting firm with respect to the results of such audit, certified by an executive officer of Transferor as true and complete in all material respects.

Section 3.3. Records. Transferor will, and will cause its Subsidiaries to, consistent with its internal financial control and reporting practices and procedures, keep and maintain, for a period of three (3) Fiscal Years from the end of an applicable Fiscal Year, commencing with the Fiscal Year commencing as of the Closing Date, accounts and records of all data reasonably required to verify Net Royalty-Based Revenue, Setoff Amounts and Royalty Reports, and to verify and calculate the amounts to be paid to Transferee under this Agreement.

Section 3.4. Taxes.

(a) During the Term, Transferee (i) will provide Transferor written notice as soon as reasonably practicable, but in no event later than five (5) business days, upon (A) the failure of the representations or warranties in Section 4.2(d) to be true or (B) the inaccuracy or invalidity of any form or information provided by Transferee to Transferor pursuant to this Section 3.4, (ii) will provide Transferor with a validly executed IRS Form W-9 in connection with the execution of this Agreement and will provide Transferor updated versions of such form (or any successor form) as required by Applicable Law, and (iii) will provide any other forms or information as Transferor may reasonably request in connection with Transferor’s determination as to the applicability of any withholding Taxes to payments hereunder.

(b) Transferor shall be entitled to deduct and withhold from any payments payable or otherwise deliverable to Transferee pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law. To the extent taxes are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to Transferee.

Section 3.5. Value Given; No Other Compensation. Transferee and Transferor hereby acknowledge and agree that Transferee has given reasonably equivalent value to Transferor, in consideration for the transfer and assignment to Transferee of the Transferred Receivables as contemplated by this Agreement. Transferee and Transferor further acknowledge and agree that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by Transferee to Transferor and by Transferor to Transferee in connection with the transactions contemplated herein, and that neither Transferor nor Transferee have previously paid or entered into any other commitment to pay, whether orally or in writing, any Transferor or Transferee employee, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated herein. Transferee and Transferor hereby agree that the contribution and assignment of the Transferred Receivables as contemplated by this Agreement has not been made for or on account of an antecedent debt owed by Transferor to Transferee, and no such transfer and assignment is or may be voidable or subject to avoidance as to Transferee or Transferor under Title II of the United States Code.

Section 3.6. Setoff Amounts.

(a) In view of the intentions and agreements set forth in Section 2.3(a), Transferee agrees that if the Net Royalty-Based Revenue for any Fiscal Year is at any time during the Term subsequently reduced or decreased in accordance with GAAP, for any reason, after Transferee has actually received a Royalty for such Fiscal Year, such that the Royalty would be less than the amount actually received by Transferee if calculated taking into account such reduction or decrease, then Transferor may offset such difference (each, a “Setoff Amount”) against any future Royalty amounts payable to Transferee under this Agreement until such Setoff Amount has been reduced to zero. By way of example only, if the Net Royalty Based Revenue for a Fiscal Year equals $2,000,000,000 and Transferee actually received a Royalty of $30,000,000 with respect thereto, and the Net Royalty-Based Revenue for such Fiscal Year was subsequently reduced in accordance with GAAP to $1,000,000,000, the Royalty with respect to such Fiscal Year after taking into account such reduction would be $10,000,000 and the Setoff Amount equals $20,000,000 (Royalty received minus Royalty as-adjusted).

(b) With respect to any Setoff Amount, Transferor shall, in each applicable Royalty Report, provide Transferee with reasonable detail regarding such Setoff Amount.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Section 4.1. Transferor’s Representations and Warranties. Transferor represents and warrants to Transferee, as of the Closing Date, as follows:

(a) Corporate Existence and Power. Transferor is a private limited liability company (Besloten Vennootschap), duly formed and validly existing under the laws of the Netherlands. Each of Transferor and its Subsidiaries has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and in good standing.

(b) Corporate Authorization, No Contravention and Binding Effect. Its execution, delivery and performance of each Transaction Document to which it is a party (i) are within its powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or constitute a default under: (A) any Applicable Law, (B) its charter or notarial deed or other organizational or constitutional documents, or (C) any material agreement, contract, order or other instrument to which it is a party or any of its assets or properties is subject. This Agreement and each of the Transaction Documents to which it is a party have been duly authorized, executed and delivered by Transferor and constitute Transferor’s valid and binding obligation, enforceable against Transferor in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(c) No Consent Required. The execution, delivery and performance in accordance with its terms by the Transferor of this Agreement and the other Transaction Documents to which it is a party does not and (absent any change in any Applicable Law or any applicable contract) will not: (a) require any consent or approval to have been obtained from, of any registration to have been made with, any Governmental Authority, other than consents and approvals and registrations (i) that have been obtained or made, as the case may be, (ii) are final and not subject to review on appeal or to collateral attack, (iii) are in full force and effect, and (iv) copies of which have been delivered to Transferee on or prior to the Closing Date; or (b) violate, conflict with, result in a breach of, constitute a default under, require the consent or approval of any Person, or result in or require the creation of any Encumbrance (except pursuant to this Agreement) upon any of the Transferred Receivables under, (i) any agreement or contract to which Transferor is a party or by which Transferor or any of its assets or properties may be bound or (ii) any Applicable Law.

(d) Accounting. Transferor accounts for the transfer and assignment to Transferee from Transferor of the Transferred Receivables as a sale for legal purposes on its books, records and financial statements, in each case in accordance with GAAP.

(e) Tax Status. Transferor is currently a disregarded entity for U.S. federal income tax purposes of Transferor (the “Transferor Tax Status”).

Section 4.2. Transferee’s Representations and Warranties. Transferee represents and warrants to Transferor as of the Closing Date, as follows:

(a) Corporate Existence and Power. Transferee is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to enter into, execute, deliver and perform this Agreement and to perform all the obligations to be performed by it hereunder.

(b) Corporate Authorization, Binding Effect and No Contravention. This Agreement and the other Transaction Documents to which it is a party has been duly authorized, executed and delivered by Transferee and constitutes Transferee’s valid and binding obligation, enforceable against Transferee in accordance with its terms. Its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party (i) is within its powers, (ii) has been duly authorized, executed and delivered by all necessary limited liability company action, and (iii) do not contravene or constitute a default under: (A) any Applicable Law, (B) its certificate of formation, limited liability company agreement or other organizational or constitutional documents, or (C) any material agreement, contract, order or other instrument to which it is a party or any of its assets or properties is subject.

(c) No Consent Required. No consent, approval, license, order or authorization, registration, declaration or filing with or of any Person is required by Transferee in connection with the execution and delivery by Transferee of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation of any of the transactions contemplated hereby or thereby.

SECTION 5. COVENANTS.

Section 5.1. Restrictive Covenants of Transferor.

(a) Transferor will not and will cause its Subsidiaries not to (as applicable), at any time during the Term, enter into or consummate (or commit to enter into or consummate) any Change of Control that does not, upon the closing thereof, result in the applicable acquirer, assignee, successor or surviving entity (as the case may be) having assumed and being required to discharge in full when due all of the obligations of Transferor under this Agreement and each other Transaction Document to which Transferor is a party, including under Section 3 hereof, either by operation of law or, solely in the case of a Change of Control involving the disposition of assets, written agreement.

(b) Transferor acknowledges that the restrictions contained in this Section 5.1 are reasonable and necessary to protect the legitimate interests of Transferee and constitute a material inducement to Transferee to enter into this Agreement and consummate the transactions contemplated hereby.

Section 5.2. Covenants of Transferee.

(a) Transferee will, from time to time after the Closing Date when applicable, cooperate with Transferor, and execute and deliver to Transferor, any subordination, intercreditor or other similar agreement that is required by Transferor or any of its Subsidiaries or by any of Transferor’s or such Subsidiary’s third-party lenders or creditors.

(b) Transferee acknowledges that the covenants contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Transferor and constitute a material inducement to Transferor to enter into this Agreement and consummate the transactions contemplated hereby.

SECTION 6. TERM; SURVIVAL.

Section 6.1. Duration of Agreement. This Agreement will commence as of the Closing Date and will continue in full force and effect thereafter in accordance with its terms (such period, the “Term”).

Section 6.2. Survival.

(a) All representations and warranties of the Parties shall survive the execution and delivery of this Agreement. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the Party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement.

(b) Without limiting Section 6.1, the following provisions shall survive the expiration or termination of the Term: Section 1.1 (to the extent necessary for the interpretation of any surviving provisions), Section 3.1(e), Section 3.3, Section 3.4, this Section 6.2 and Section 7.

SECTION 7. MISCELLANEOUS.

Section 7.1. Amendments, Waivers, Etc. This Agreement may be amended, modified or supplemented only by a written agreement signed by Transferee and Transferor. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of either Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Section 7.2. Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of Transferor and Transferee (including, for the avoidance of doubt in the case of a Change of Control with respect to Transferor, any acquirer or surviving entity). Neither this Agreement nor any other Transaction Document may be transferred, assigned or pledged, in whole or in part, at any time by Transferor without the prior written consent of Transferee (exercisable in its sole discretion). Transferee may at any time transfer, assign or pledge this Agreement or any other Transaction Document or any of its obligations, rights or benefits hereunder or thereunder, or grant a participation in all or any part of, or any interest in, any of any of its obligations, rights or benefits under this Agreement or any other Transaction Document, including with respect to the Transferred Receivables (or any portion thereof) to any third party; provided that Transferee shall provide Transferor with written notice of any such transfer, assignment, pledge or participation no later than five (5) business days after such transfer, assignment, pledge or participation is consummated. Unless otherwise expressly set forth in any such notice from Transferee, Transferor shall treat any such assignee of Transferee as Transferor’s successor-in-interest hereunder, including with respect to making payments directly to, delivering reports, statements and other notices and correspondence directly to, and otherwise interacting and cooperating directly with, such assignee, and such assignee shall have the right to enforce the obligations of Transferor contained in this Agreement, seek a benefit or remedy for any breach of this Agreement by Transferor and take any other action relating to this Agreement under any legal theory or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties (or any of their respective successors and permitted assigns), directly against Transferor. Any transfer, assignment or pledge not in accordance with the foregoing shall be void ab initio.

Section 7.3. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be delivered in person, sent by overnight courier, facsimile transmission or posted by registered or certified mail, return receipt requested, with postage prepaid, addressed as follows, or to such other addresses as Transferee and Transferor may from time to time designate by notice as provided herein:

(i) If to Transferee:

Cibus Global, LLC

6455 Nancy Ridge Drive, Suite 100

San Diego, CA 92121

Attn: Rory Riggs, CEO

Tel: 858-450-0008

Email: [***]

(ii) If to Transferor:

Cibus Europe B.V.

Ceresstraat 13

Breda 4811CA

Netherlands

Attn: Cornelis Broos

Tel: 32 468 116 482

Email: [***]

Any such notice shall be deemed given when actually received.

Section 7.4. Costs and Expenses. Transferor and Transferee shall be responsible for and bear all of their own costs and expenses with regard to the consummation of the transactions contemplated hereby and by the Bill of Sale. Each Party represents and warrants to the other that the other Party will not be liable for any brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated hereby or by the Bill of Sale because of any action taken by, or agreement or understanding reached by, that Party.

Section 7.5. Execution in Counterparts; Integration. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Section 7.6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. TRANSFEREE AND TRANSFEROR EACH AGREE THAT ANY JUDICIAL PROCEEDING BROUGHT AGAINST IT WITH RESPECT TO ANY CLAIM RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.3, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED ON THE THIRD BUSINESS DAY AFTER SUCH SERVICE IS DEPOSITED IN THE MAIL. ANY JUDICIAL PROCEEDING BY A PARTY INVOLVING ANY CLAIM RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE CITY AND STATE OF NEW YORK. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH IT IS A PARTY INVOLVING ANY CLAIM RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

Section 7.7. Entire Agreement. This Agreement, together with the Exhibits and Schedules to this Agreement (which are incorporated herein by reference), supersedes any other agreement, whether written or oral, that may have been made or entered into by the Parties relating to the matters contemplated hereby and constitutes the entire agreement of the Parties with respect to the subject matter hereof.

Section 7.8. Severability. The covenants contained in Section 5 and each other provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, which shall nevertheless be given full force and effect, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.9. Relationship of the Parties. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between Transferor and Transferee.

Section 7.10. Confidentiality.

(a) All information furnished by Transferee to Transferor or by Transferor to Transferee in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and the other Transaction Documents (collectively the “Confidential Information”), shall be kept confidential by the recipient thereof and shall be used by such recipient only in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, except in connection with the enforcement of rights under this Agreement and the other Transaction Documents and except to the extent that such information (i) is already known by the Party to whom the information is disclosed, (ii) is publicly known at the time the information is disclosed from a source other than the recipient hereunder and such source was under no confidentiality obligation with respect thereto, (iii) is or thereafter becomes lawfully obtainable from other sources who are not under a confidentiality obligation with respect thereto, or (iv) is required by Applicable Law to be disclosed by the recipient hereunder or has been requested by a Governmental Authority having jurisdiction over such recipient; provided, however, that each Party shall be permitted to disclose the Confidential Information to any transferee, assignee, pledgee or participant (or any prospective transferee, assignee, pledgee or participant) in connection with any transfer, assignment, pledge or participation permitted under Section 7.2.

(b) Without limiting Section 6.1, the obligations of this Section 7.10 shall survive for five (5) years after the expiration or termination of the Term.

(c) Notwithstanding the foregoing, if any Governmental Authority requests or requires a Party (the “Recipient”) to disclose any of the other Party’s Confidential Information, such Recipient shall, to the extent permissible, provide the other Party (the “Originator”) with prompt notice of such request or requirement. The Originator may, at the Originator’s expense, either seek appropriate protective relief from all or part of such request or requirement or waive the Recipient’s compliance with the provisions of this Section 7.10(c) with respect to all or part of such request or requirement. At the Originator’s expense, the Recipient shall cooperate with the Originator on a commercially reasonable basis in attempting to obtain any such protective relief the Originator chooses to seek. Notwithstanding the foregoing, the Recipient may disclose that portion of the Originator’s Confidential Information which its legal counselor advises the Recipient that the Recipient is legally compelled to disclose to such Governmental Authority at the same time providing, to the extent permissible by Applicable Law, the Originator with a copy of the Confidential Information so disclosed; provided, however, that the Recipient shall, at the Originator’s expense, use those commercially reasonable efforts requested of it by the Originator in attempting to obtain confidential treatment (such as a protective order or similar assurance) for such Confidential Information as so disclosed.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRANSFEROR:

CIBUS EUROPE B.V.

By:	/s/ Cornelis Broos
Name:	Cornelis Broos
Title:	Director

TRANSFEREE:

CIBUS GLOBAL, LLC

By:
Name:	Peter Beetham
Title:	President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRANSFEROR:

CIBUS EUROPE B.V.

By:
Name:	Cornelis Broos
Title:	Director

TRANSFEREE:

CIBUS GLOBAL, LLC

By:	/s/ Peter Beetham
Name:	Peter Beetham
Title:	President

EXHIBIT A

BILL OF SALE

THIS BILL OF SALE (this “Transferee Bill of Sale”) is made, entered into and effective this 3rd day of May, 2022, by and between Cibus Europe B.V., a Netherlands private limited liability company (Besloten Vennootschap) and its successors and permitted assigns (“Transferor”) and Cibus Global, LLC, a Delaware limited liability company and its successors and permitted assigns (“Transferee”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in that certain Transfer and Assignment Agreement, dated as of May 3, 2022, by and between Transferor and Transferee (the “Transfer Agreement”).

RECITALS

WHEREAS, Transferor desires to transfer, convey and assign to Transferee, and Transferee desires to acquire and accept from Transferor, all of Transferor’s right, title and interest in, to and under the Transferred Receivables, on the terms and conditions set forth in the Transfer Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transferor, by this Transferee Bill of Sale, does hereby transfer, convey, assign and deliver to Transferee, and Transferee does hereby acquire and accept, all of Transferor’s right, title and interest in, to and under the Transferred Receivables.

2. Transferee hereby acknowledges that the transfer and assignment of the Transferred Receivables by Transferor to Transferee under the Transfer Agreement shall be without recourse to Transferor except as specifically provided therein. Transferor and Transferee intend and agree that such transfer, conveyance and assignment of the Transferred Receivables shall constitute a true sale by Transferor to Transferee of the Transferred Receivables that is absolute and irrevocable and that provides Transferee with the full benefits and detriments of ownership of the Transferred Receivables (such that the Transferred Receivables would not be property of Transferor’s estate in the event of Transferor’s bankruptcy, insolvency or similar proceeding), and neither Transferee nor Transferor intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, a financing transaction, borrowing or a loan from Transferee to Transferor.

3. Transferor hereby covenants that, at any time or from time to time after the date hereof, at Transferee’s reasonable request and without further consideration but at Transferee’s expense, Transferor will execute and deliver to Transferee such other instruments of transfer, conveyance and assignment as Transferee may reasonably deem necessary to transfer, convey, assign and deliver to Transferee, and to confirm Transferee’s title to, all of Transferor’s right, title and interest in, to and under the Transferred Receivables.

4. Transferor represents, warrants and covenants that (a) it has absolute title to the Transferred Receivables, (b) it has not made any prior sale, transfer, conveyance, assignment, grant or delivery of any Transferred Receivables, (c) it has the present lawful right, power and authority to transfer, convey, assign and deliver the Transferred Receivables to Transferee, and (d) all action has been taken which is required for Transferor to make this Transferee Bill of Sale, and this Transferee Bill of Sale is, a legal, valid and binding obligation of Transferor.

5. Transferor does hereby irrevocably constitute and appoint Transferee, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of Transferor, or for its own use, to claim, demand, collect and receive in accordance with the Transfer Agreement any and all of the Transferred Receivables. Transferor further authorizes Transferee to file financing statements (and continuation statements with respect to such financing statements when applicable) naming Transferor as the debtor and Transferee as the secured party.

6. Each of Transferor and Transferee, by its execution of this Transferee Bill of Sale, hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any Party under the Transfer Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument except as specifically provided in Sections 3, 4 and 5 hereof.

7. This Transferee Bill of Sale will be binding upon and inure to the benefit of Transferor, Transferee and their respective permitted successors and assigns under the Transfer Agreement, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to Transferee.

8. THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS TRANSFEREE BILL OF SALE SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. TRANSFEREE AND TRANSFEROR EACH AGREE THAT ANY JUDICIAL PROCEEDING BROUGHT AGAINST IT WITH RESPECT TO ANY CLAIM RELATED TO THIS TRANSFEREE BILL OF SALE MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.3 OF THE TRANSFER AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED ON THE THIRD BUSINESS DAY AFTER SUCH SERVICE IS DEPOSITED IN THE MAIL. ANY JUDICIAL PROCEEDING BY A PARTY HERETO INVOLVING ANY CLAIM RELATED TO THIS TRANSFEREE BILL OF SALE SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE CITY AND STATE OF NEW YORK. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH IT IS A PARTY INVOLVING ANY CLAIM RELATED TO THIS TRANSFEREE BILL OF SALE.

9. This Transferee Bill of Sale may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Transferee Bill of Sale as of the day and year first written above.

TRANSFEROR:	TRANSFEREE:

CIBUS EUROPE B.V.	CIBUS GLOBAL, LLC

By:	By:
Name:	Name:
Title:	Title: